Exhibit 3.1

GLOBAL NET LEASE, INC.

ARTICLES SUPPLEMENTARY

Global Net Lease, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified 809,650 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation as additional shares (the “Additional Shares”) of 7.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Charter.

SECOND: The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 5,409,650.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 15th day of December, 2017.

ATTEST:		GLOBAL NET LEASE, INC.

By:	/s/ Christopher J. Masterson	By:	/s/ James L. Nelson	(SEAL)
Name:	Christopher J. Masterson	Name:	James L. Nelson
Title:	Secretary	Title:	Chief Executive Officer and President

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